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                                                                    Exhibit 10



July 12, 2000

Board of Directors
Enesco Group, Inc.
Attn:  John Cauley, Chairman
225 Windsor Drive
Itasca, Illinois  60143


Dear John:

Pursuant to agreements between Stanhome and myself, as confirmed by Bill Tower in his letter to me of August 24, 1998 and his letter to Jeff Hutsell of September 3, 1998 (copies attached), regarding my corporate relocation from Westfield, MA to Itasca, IL, this letter to the Board constitutes the required six months notice of my intention to terminate my employment by Stanhome's successor company, Enesco Group, Inc. As this termination will occur within two years from the date of my relocation, it will effectuate the severance payments, retention benefits and related termination benefits set forth in the governing agreements.

Sincerely,


/s/ Allan Keirstead

Allan Keirstead